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                                                                   EXHIBIT 23(a)



                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 11, 1999 relating to the consolidated financial statements and financial statement schedules, which appears in American International Group, Inc.'s Current Report on Form 8-K dated June 3, 1999. We also consent to the reference to us under the heading "Interests of Named Experts and Counsel" in such Registration Statement. We also consent to the incorporation by reference in this Registration Statement of our report dated June 7, 1999 relating to the financial statements, which appears in the Annual Report of the SunAmerica Profit Sharing and Retirement Plan on Form 11-K for the year ended December 31, 1998.



PricewaterhouseCoopers LLP

New York, New York
July 27, 1999